CounterPath Receives Notification from NASDAQ Relating to Non-
Compliance with Minimum Bid Price Requirement

Vancouver, BC — December 16, 2014 — CounterPath Corporation (NASDAQ: CPAH) (TSX: CCV) announced that today it received a notice from the NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company is not in compliance with the $1 closing bid price requirement under the NASDAQ Listing Rule 5550(a)(2).

The NASDAQ notification does not result in the immediate delisting of the Company’s common stock, and CounterPath’s common stock will continue to trade uninterrupted on the NASDAQ Capital Market under the symbol “CPAH”.

The NASDAQ Listing Rules require listed securities to maintain a closing bid price of at least $1 per share and, based on the closing bid price for the last 30 consecutive business days, the Company did not meet this requirement. CounterPath has been provided with a 180 calendar day period, or until June15, 2015, to regain compliance with this requirement. To regain compliance with the minimum bid price requirement, the Company must have a closing bid price of at least $1 per share for a minimum of ten consecutive business days during this compliance period.

In the event that the Company does not regain compliance within this period, it may be eligible for additional time to regain compliance. To qualify, the Company will be required to meet the continued listing requirement for market value of publically held shares and all other initial listing standards for The NASDAQ Capital Market, with the exception of the closing bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period. If it appears to NASDAQ that the Company will not be able to cure the deficiency, or if the Company is not otherwise eligible for additional time to regain compliance, the Company’s common stock will be subject to delisting by NASDAQ. The Company may still appeal NASDAQ's determination to delist its common stock, and during any appeal process, the Company's common stock would continue to trade on the NASDAQ Capital Market.

CounterPath is currently looking at all of the options available with respect to regaining such compliance.

About CounterPath

CounterPath’s Unified Communications solutions are changing the face of telecommunications. An industry and user favorite, Bria softphones for desktop, tablet and mobile devices, together with Stretto PlatformTM server solutions, enable operators, OEMs and enterprises large and small around the globe to offer a seamless and unified over-the-top (OTT) communications experience across both fixed and mobile networks. The Bria and Stretto combination enable an improved user experience as an overlay to the most popular UC and IMS telephony and applications servers on the market today. Standards-based, cost-effective and reliable, CounterPath’s award-winning solutions power the voice and video calling, messaging, and presence offerings of customers such as Alcatel-Lucent, AT&T, Avaya, BroadSoft, BT, Cisco Systems, GENBAND, Metaswitch Networks, Mitel, NEC, Network Norway, Rogers and Verizon. Visit: www.counterpath.com

Contacts:

David Karp
Chief Financial Officer, CounterPath
dkarp@counterpath.com
(604) 628-9364

Steven Hards
Vice President of Investor Relations, CounterPath
shards@counterpath.com
(604) 637-6498